Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

CRAY INC. REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS
Twelve Month Product Backlog Grows to $127 Million

SEATTLE, WA — May 9, 2005-Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the first quarter ended March 31, 2005. Total revenue for the quarter was $37.6 million, compared to $42.1 million in the same period a year ago. Net loss for the quarter was ($21.0) million, or a loss of ($.24) per share, compared to a net loss of ($3.8) million or loss of ($.05) per share in the first quarter last year.

Revenue for the first quarter did not include several systems that were shipped and installed for which the Company did not recognize revenue due to pending customer acceptances. The Company expects that the revenue for those systems will be recognized over the second and third quarters.

“We began the year with a weak quarter. Operationally, we met a number of our milestones including shipments and bookings. However, financial results were impacted by large manufacturing variances and abnormally high research and development costs. And, on a positive note, our twelve month product backlog grew to $127 million, up $44 million from December 31, 2004,” commented Jim Rottsolk, Chairman and CEO. “Bookings continue to grow and demonstrate that our three new products, the Cray X1E, XT3 and XD1 systems, are beginning to gain traction in their respective markets,” said Rottsolk.

Gross margin was negatively impacted by approximately $5.0 million of manufacturing variances, which includes a $2.2 million charge related to the absorption of manufacturing overhead, a $1.0 million non-recurring charge related to termination of a manufacturing agreement with IBM, a $290,000 non-cash charge related to the recognition of an unfunded pension liability in one of our European subsidiaries and $144,000 of inventory write-offs.

In addition, operating expenses were $23.7 million in the first quarter, primarily due to sharply higher than planned net research and development costs related to a deployment of engineering resources during the quarter from funded projects to the Sandia Red Storm program, as well as the timing of funding for certain engineering projects, and higher than normal amortization charges relating to deferred compensation expenses. In addition, general and administrative expenses continued to be impacted by increased auditing fees and ongoing costs related to Sarbanes-Oxley compliance initiatives.

Inventory increased from $71.5 million to $103.2 million as the result of ramp up of all three new Cray products during the quarter. At the end of the quarter, approximately $37.3 million of the inventory value was installed at customer sites awaiting acceptance and revenue recognition.

Cash and short-term investments at the end of the quarter were $43.1 million, down from $87.4 million as of December 31, 2004. At the end of last year, the Company raised capital to fund anticipated costs of inventory ramp and losses early in 2005. The Company expects cash and inventory levels will return to more normal levels by the end of the year as systems are accepted and paid for. In the meantime, the Company is focused on expense controls and working capital efficiencies to maintain adequate levels of cash, and is working to improve flexibility under its banking relationships.

Recent Highlights

•	Cray promoted Peter Ungaro to the position of President from his previous position as Senior Vice President responsible for worldwide sales, marketing and service. Peter now oversees operations, including engineering, worldwide sales and marketing, manufacturing and service.

•	Margaret (Peg) Williams was named Senior Vice President and will be responsible for all of Cray engineering. She joins Cray from IBM where she served as Vice President of Database Technology.

•	The first customer acceptance of the new Cray XT3 system was by the Japan Advanced Institute of Science and Technology, one of Japan’s premier academic research centers.

•	Cray installed a Cray XT3 system at the Swiss National Supercomputing Center, the first such installation in Europe, and continued major installations at Oak Ridge National Laboratory and Pittsburgh Supercomputing Center.

•	The Army High Performance Computing Research Center acquired and installed a Cray X1E upgrade vector supercomputer that will nearly triple the performance of the previously installed Cray X1. This system was accepted in the second quarter.

•	Cray announced multiple orders for its Cray XD1 supercomputer, including installations at CINECA in Italy; Air Force’s Maui Center; National Institutes of Health; CERFACS in France; Ashton University in England and international consulting and software firm, CD-adapco.

Outlook

“With a solid product backlog at $127 million over the next 12 months and all three products in full production, we expect improved results for the next six months, but do not yet have a clear picture of the full year,” said Rottsolk.

“In the meantime, we will appeal the Nasdaq delisting notice that we discussed in a separate press release, and continue to work on our selection process to replace Cray’s independent auditor and recruit a new chief financial officer,” he said. “We take our Sarbanes Oxley efforts seriously and will continue our efforts to achieve full compliance.”

Conference Call Information

Management will discuss first quarter financial results and the Company’s outlook, followed by a question and answer session for investors today, Monday, May 9, at 2:00 p.m. Pacific Time.

To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-257-3401. International callers should dial 303-262-2006. To listen to the live audio webcast, go to in the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 365 days.

If you do not have Internet access, a replay of the call will be available by dialing

1-800-405-2236 and entering access code 11028847#. International callers can listen to the replay by dialing 303-590-3000, access code 11028847#. The conference call replay will be available for 48 hours, beginning at 5:00 p.m. Pacific Time, May 9, 2005.

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure and new product introduction expenses, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Annual Report on Form 10-K filed with the SEC.

About Cray

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2004	2005
REVENUE:
Product	$28,368	$26,310
Service	13,767	11,324

Total revenue	42,135	37,634

OPERATING EXPENSES:
Cost of product revenue	19,755	26,352
Cost of service revenue	8,581	7,575
Research and development	9,042	13,032
Marketing and sales	7,646	6,599
General and administrative	2,873	4,267
Restructuring credit	—	(215)

Total operating expenses	47,897	57,610

Loss from operations	(5,762)	(19,976)

OTHER EXPENSE, NET	(386)	(502)

INTEREST INCOME (EXPENSE), NET	143	(437)

Loss before income taxes	(6,005)	(20,915)

PROVISION (BENEFIT) FOR INCOME TAXES	(2,162)	120

Net loss	$(3,843)	$(21,035)

Net loss per common share:
Basic	$(0.05)	$(0.24)

Diluted	$(0.05)	$(0.24)

Weighted average shares outstanding:
Basic	72,977	88,114

Diluted	72,977	88,114

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	March 31,
	2004	2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,732	$3,939
Restricted cash	11,437	11,434
Short-term investments, available for sale	34,253	27,740
Accounts receivable, net of allowance of $1,439 and $1,359, respectively	33,185	41,978
Inventory	71,521	103,159
Prepaid expenses and other current assets	5,225	7,119

Total current assets	197,353	195,369

Property and equipment, net	36,875	38,865
Service spares, net	3,590	3,439
Goodwill	55,644	55,103
Intangible assets, net	6,197	5,774
Other non-current assets	9,130	10,439

TOTAL	$308,789	$308,989

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,875	$45,134
Accrued payroll and related expenses	14,970	11,283
Other accrued liabilities	8,214	7,606
Deferred revenue	54,246	55,514

Total current liabilities	101,305	119,537

Deferred tax liability	1,662	1,507
Other non-current liabilities	522	2,181
Notes payable	80,000	80,000
Commitments and Contingencies

Shareholders’ equity:
Common stock and additional paid in capital ,par $.01 - Authorized, 150,000,000 shares; issued and outstanding, 87,348,641 and 87,849,354 shares, respectively	413,911	415,734
Exchangeable shares, no par value, unlimited shares authorized; issued and outstanding, 570,963 and 506,017 shares, respectively	4,173	3,698
Deferred compensation	(4,220)	(2,974)
Accumulated other comprehensive income	4,560	3,465
Accumulated deficit	(293,124)	(314,159)

	125,300	105,764

TOTAL	$308,789	308,989